Name of Registrant:
Templeton Dragon Fund, Inc.

File No. 811-08394

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Dragon Fund, Inc.
(the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street,
Fort Lauderdale, Florida, on May 30, 2014. The purposes of the meeting was to elect four (4) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.
At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Harris J. Ashton, Frank J. Crothers,
J. Michael Luttig and Constantine D. Tseretopoulos.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:


Proposal 1.  The election of four Directors:


                           % of        % of              % of     % of Shares
                           outstanding Shares          outstanding Present and
Term Expiring 2017     For    Shares     Voted Withheld   Shares      Voting

Harris J. Ashton    22,920,362	64.29%	70.73%	9,485,241   26.60%   29.27%
Frank J. Crothers   22,876,529	64.16%	70.59%	9,529,074   26.73%   29.41%
J. Michel Luttig    23,012,768	64.55%	71.01%	9,392,835   26.34%   28.99%
Constantine D.
Tseretopoulos	    22,931,407	64.32%  70.76%  9,474,196   26.57%   29.24%


* Ann Torre Bates, Gregory E. Johnson, Rupert H. Johnson, Jr., Edith E. Holiday, David W. Niemiec, Frank A. Olson, Larry D. Thompson and Robert E. Wade

There were approximately 177,814 broker non-votes and 743 uncast votes received with respect to this item.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.

						     % of Shares
	Shares Voted	 % of outstanding Shares     Present and Voting
For	 32,233,406		90.41%			98.93%
Against	    189,636		 0.53%			 0.58%
Abstain	    161,119		 0.45%			 0.49%
Total	 32,584,161		91.39%		       100.00%